Exhibit 10.19

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made between Advanced Micro Devices, Inc., and its subsidiaries, joint ventures or other affiliates (collectively, “AMD”) and Mario Rivas (“Employee”).

1. Separation / Final Payments. Employee’s termination of employment with AMD will become effective June 1, 2008 (“Separation Date”). AMD will pay Employee his salary and accrued vacation earned through the Separation Date, subject to required payroll deductions and withholdings. Employee is entitled to these payments regardless of whether or not Employee signs this Agreement.

2. Special Consideration. Although AMD has no policy or procedure requiring payment of any severance pay or other benefits to terminating employees, in consideration of Employee’s release/waiver and other obligations as described herein, AMD will provide Employee with the following special consideration (“Special Consideration”) to which Employee would not otherwise be entitled:

A.	A lump sum separation payment of $500,000.00, subject to required payroll deductions and withholdings (“Separation Payment”). If Employee signs the Agreement within the consideration period described in paragraph 5 below, the Separation Payment will be made in a single lump sum (less required payroll deductions) within 30 business days of the date that Employee signs this Agreement, unless the Agreement is revoked during the seven day revocation period specified in paragraph 5 below.

B.	A lump sum payment of $12,437.00 to cover 12 months COBRA health insurance premiums, subject to all required payroll deductions, payable subject to the same terms and conditions as the Separation Payment. Employee is solely responsible for securing and/or continuing medical and/or life insurance coverage for himself and his family following the Separation Date. This payment will be made in the same manner described in 2(A).

3. Special Consideration Exclusions. Employee specifically acknowledges and agrees that the Special Consideration does not include, and that Employee is ineligible for, any type of compensation or benefit that is not specifically set forth in Paragraphs 1 and 2, including (without limitation) the following: any other bonus, profit-sharing or any other type of incentive compensation (including (without limitation) Vice President Long Term Incentive Plan (including cash and share based portions, if applicable) or Contribution Bonus participation); executive physical benefits; tax preparation or estate planning services; continued participation in any 401(k) retirement savings or deferred profit sharing programs; any type of equity award (including (without limitation) any stock option or restricted stock unit award); participation in AMD’s Employee Stock Purchase plan or disability insurance plan; or participation in AMD’s sabbatical program. As provided in the equity plan documents, Employee shall have 12 months from the Separation Date to exercise options vested as of the Separation Date.

4. Release and Waiver. In return for the Special Consideration, Employee agrees, on behalf of himself and all of his heirs and/or personal representatives, to release AMD, its subsidiaries, affiliates, successors and assigns, and all of their present or former officers, agents, employees, contingent and third-party workers, attorneys, employee benefit programs, and the trustees, administrators, fiduciaries and insurers of such programs, from any and all claims for relief of any kind, whether known or unknown, which in any way arise out of or relate to Employee’s employment or the conclusion of Employee’s employment with AMD. This release and waiver includes events occurring at any time up to and including the date Employee executes this Agreement, including (without limitation) any and all statutory, contractual, tort or other common law claims, including (without limitation) all claims for wages, bonuses, incentive pay or other compensation. This release and waiver includes all such claims, whether under any applicable United States federal or state laws, ordinances, executive orders or other legal regulations or restrictions, and to the extent permitted by law, including (without limitation) the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, The Americans with Disabilities Act, the Older Workers Benefits Protection Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Texas Commission on Human Rights Act, the California Fair Employment and Housing Act and the California Family Rights Act. Employee understands that this release does not affect his rights, if any, to vested retirement benefits or COBRA benefits under AMD’s standard benefits programs applicable to Employee. Employee and AMD further agree that Employee does not release his rights for indemnity pursuant to the Indemnity Agreement, dated December 5, 2006, by and between AMD and Employee.

5. Release of Claims Under the ADEA. Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the Age Discrimination in Employment Act. Employee understands that he has up to twenty-one (21) days from the date of his receipt of this Agreement to consider the terms of the Agreement and understands that if he does not accept this Agreement within such period, the Special Consideration offer is automatically withdrawn. Employee acknowledges that he has been advised by AMD to consult with an attorney concerning this Agreement, and that Employee had the opportunity to do so. Employees understands that if he signs this Agreement, Employee will have seven (7) days to cancel it if he so chooses. Employee may cancel/revoke this Agreement only by delivering written notice of cancellation to:

Jeff Worth

c/o Advanced Micro Devices, Inc.

5204 E. Ben White Blvd.

MS B600.1B-HR

Austin, TX 78741

email: jeff.worth@amd.com

If Employee elects to cancel/revoke this Agreement, Employee understands that he will not be entitled to receive any of the Special Consideration. Employee acknowledges that this Agreement is not effective or enforceable until the seven-day period expires without cancellation/revocation.

6. Confidential Information / AMD Property. Employee confirms his continuing obligation not to use or disclose any of AMD’s trade secrets or other confidential or proprietary information at any time. Employee further agrees to immediately return all AMD property Employee has in his possession. Employee acknowledges that while employed by AMD he may have had access to, acquired and/or assisted in the development of confidential and proprietary information, inventions and trade secrets relating to the present and anticipated business and operations of AMD, including (without limitation) product information, product plans, personnel data regarding employees of AMD, including salaries, and other information of a similar nature not available to the public. Employee agrees to keep confidential and not to disclose or use, either directly or indirectly, confidential or proprietary information, without the prior written consent of AMD, or until the information otherwise becomes public knowledge. Nothing in this Agreement shall supersede nor relieve Employee of the obligations of any other confidentiality agreement with AMD or at common law. Employee further agrees to return all AMD business records and all documents relating to AMD’s business he received while in AMD’s employ, including email; to identify all other AMD property Employee has in his possession immediately; and to return such other property as requested by AMD.

7. Nondisparagement/Confidentiality/References. Employee agrees not to make any statements that disparage the reputation of AMD, its products or employees, or engage in any activity that is detrimental to AMD. Employee further agrees that he will keep the terms, amount and facts of this Agreement completely confidential, and that Employee will not disclose any information concerning this Agreement to any person except that Employee may disclose this Agreement to his attorney or spouse, as necessary in connection with the preparation of tax returns or other financial planning, or as required by law.

The Parties agree that AMD will follow its standard practice with respect to responding to all reference requests regarding Employee, which is to not provide any information regarding Employee. Employee agrees and understands that he may refer prospective employers to The Work Number, AMD’s third party reference administrator.

8. Cooperation. For the duration of Employee’s employment and as reasonably requested by AMD after the Separation Date, Employee agrees to assist AMD and its attorneys in any formal or informal legal matters in which Employee is named as a party or of which he has relevant knowledge or documents, including any matters in which Employee is currently involved. Employee acknowledges and agrees that such assistance may include, but will not be limited to, providing background information regarding any matter on which he previously worked, aiding in the drafting of declarations, executing declarations or similar documents, testifying or otherwise appearing at investigation interviews, depositions, arbitrations or court hearings and preparation for the above-described or similar activities. AMD will use its best efforts to ensure that any assistance requested will be arranged so as not to interfere unreasonably with other employment or Employee’s family commitments. AMD agrees to reimburse Employee for reasonable out of pocket costs Employee incurs in connection with the foregoing, including but not limited to travel expenses, lodging expenses and other expenses incidental to such assistance, provided that such expenses are approved in advance by AMD. Employee agrees to submit reasonable documentation (receipts, etc.) to evidence these expenses. Employee understands that Employee will receive no additional compensation for his assistance beyond the Special Consideration.

If Employee is contacted by any party, potential party, attorney or other individual or entity in regard to any dispute, potential dispute, litigation or potential litigation matter relating to or involving AMD, Employee will first contact AMD before communicating with such person or persons, and will allow legal counsel of AMD’s choosing to participate in any such communication.

For the duration of Employee’s employment and continuing after the Separation Date, Employee promises not to encourage, counsel or assist (directly or indirectly) any current or former employee, or third-party in the preparation, prosecution or defense of any civil dispute, difference, grievance, claim, charge or complaint involving AMD or any of its customers unless compelled to do so by valid legal process. If Employee receives notice that Employee is required to provide testimony or information in any context about AMD, or any of its customers, to any third party, Employee agrees to inform Beth Ozmun (beth.ozmun@amd.com) (or her designee/successor) in writing within 24 hours of receiving such notice. Employee, thereafter, agrees to cooperate with AMD and its attorneys in responding to (if necessary) such legal process. In that regard, Employee agrees not to testify or provide any information unless AMD first consents to Employee’s testimony in writing or AMD has informed Employee in writing that it has fully exhausted its efforts to challenge any request, subpoena or court order requiring Employee’s testimony. If Employee is required to provide testimony in any such context, Employee is, of course, expected to testify truthfully.

If, during the remainder of his employment with AMD or at any time after the Separation Date, Employee is required to give testimony in any legal proceeding involving or relating to AMD, any of its customers, or his employment with AMD, AMD agrees to provide without expense to the Employee, and Employee agrees to retain, AMD’s outside counsel engaged in connection with the matter; provided, however, should there be an actual legal conflict of interest preventing such outside counsel from representing both AMD and Employee, then AMD shall provide Employee substitute counsel of AMD’s choosing.

9. Re-Employment / Nonsolicitation. Employee agrees not to apply for or seek employment with AMD, or any affiliate of AMD, in the future, unless approved in advance by AMD’s Senior HR executive, to whom Employee will disclose the existence of this Agreement. Employee further agrees that for twelve (12) months following the resignation of his employment with AMD, Employee will not, directly or indirectly, solicit the services of any AMD employee for another employer or enterprise, or otherwise induce or attempt to induce any AMD employee to terminate his/her employment with AMD.

10. No Admissions. Employee understands and agrees that this Agreement does not constitute an admission of any kind by either party, but is simply an accommodation that offers certain Special Consideration, to which Employee would not otherwise be entitled, in exchange for Employee agreeing to and signing this Agreement.

11. Forfeiture / Liquidated Damages. Employee understands and agrees that if Employee violates this Agreement, Employee automatically forfeits all Special Consideration in its entirety. If Employee violates this Agreement after Employee has received any or all of the Special Consideration, Employee agrees that he will immediately return such Special Consideration to AMD as partial liquidated damages.

12. Taxes/Advisors. Employee shall be solely responsible for payment of any and all applicable income, employment, excise or other taxes related to payments under this Agreement. AMD may withhold from any amounts payable under this Agreement such taxes as shall be required to be withheld pursuant to any applicable federal, state or local law or regulation. Employee represents and warrants to AMD that he has had the opportunity to obtain his own legal and tax counsel in connection with the negotiation and drafting of this Agreement and that he has not relied upon AMD, its officers, directors, employees, agents, including its counsel, for legal or tax advice.

13. Release of Unknown Claims. Employee confirms that he has read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee understands that Section 1542 gives Employee the right not to release existing claims of which he is not now aware, unless he voluntarily chooses to waive this right. With this knowledge, Employee nevertheless voluntarily waives the rights described in Section 1542 or any other statute of similar effect, and elects to assume all risks for claims that may now exist in Employee’s favor, whether known or unknown.

14. Section 409A. To the extent applicable, this Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and it shall be interpreted in a manner that complies with such section to the fullest extent possible. AMD and Employee agree that AMD shall, with Employee’s written consent, have the power to adjust the timing or other details relating to the payments described in this Agreement if AMD determines that such adjustments are necessary in order to comply with or become exempt from the requirements of Section 409A.

15. Miscellaneous. Employee is entering into this Agreement freely and voluntarily and is satisfied that he has been given sufficient opportunity to consider it. Employee has carefully read and understands all of the provisions of this Agreement. Employee understands that this is the entire agreement between him and AMD with respect to this subject matter, and Employee represents that no other statements, promises or commitments of any kind, written or oral, have been made to Employee by AMD to cause Employee to agree to the terms of this Agreement. After the Separation Date, Employee acknowledges and agrees that the Management Continuity Agreement by and between Employee and AMD, dated January 12, 2007, shall be null and void. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and may not be modified, except by written instrument signed by both parties. If any clause, provision or paragraph of this Agreement is found to be unenforceable, such clause, provision or paragraph shall be deemed severed from the Agreement and shall not affect the validity of the remaining provisions of the Agreement. In any legal proceeding brought to enforce any provision of this Agreement, the prevailing party will be entitled to recovery of costs and reasonable attorneys’ fees.

Accepted and agreed:

Employee		Advanced Micro Devices, Inc.

Signature:	/s/ Mario Rivas	Signature:	/s/ Jeff Worth

Printed Name:	Mario Rivas	By:	Jeff Worth

Date:	6/2/08	Title:	Director, Employee Relations

		Date:	6-4-2008